SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 9, 2008

Bryn Mawr Bank Corporation

(Exact Name of Registrant as specified in its charter)

Pennsylvania	0-15261	23-2434506
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Lancaster Avenue, Bryn Mawr, PA 19010

(address of principal executive offices)

Registrant’s telephone number, including area code: 610-525-1700

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 9, 2008, Bryn Mawr Bank Corporation (“BMBC”) entered into a definitive Membership Interest Purchase Agreement with Marigot Daze LLC, pursuant to which BMBC will acquire from Marigot Daze all of the issued and outstanding limited liability company membership interests in JNJ Holdings LLC, a Delaware limited liability company. JNJ Holdings is a holding company that wholly owns Lau Associates LLC, a financial planning and investment advisory firm with over $600 million of assets under management as of December 31, 2007, and Lau Professional Services LLC, a tax preparation firm. Both Lau Associates and Lau Professional Services are headquartered in Wilmington, Delaware, with a client base primarily located in Delaware, Pennsylvania and other East Coast states.

Approximately, $3.7 million of the purchase price will be payable at closing, and the remaining balance of the purchase price will be payable in annual installments during the period commencing on the closing date and continuing through December 31, 2011, with the amount of such annual installments to be based on the pre-tax income of the acquired businesses during the aforementioned post-closing period. However, the total purchase price payable by BMBC under the Membership Interest Purchase Agreement will be no more than $19 million. The acquisition will be an all cash transaction and is expected to be immediately accretive to BMBC’s diluted earnings per share.

Following closing of the transaction, the acquired businesses will continue to be managed on a day to day basis by Judith W. Lau, principal equity owner of the seller, Marigot Daze. Subject to regulatory approval and other customary closing conditions, the transaction is expected to close in the third quarter of 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRYN MAWR BANK CORPORATION

By:	/s/ Frederick C. Peters II
Frederick C. Peters II, President
and Chief Executive Officer

Date:	June 10, 2008